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Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Argosy Gaming Company

        We have audited the accompanying consolidated balance sheets of Argosy Gaming Company as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy Gaming Company at December 31, 2003 and 2002 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the Notes to Consolidated Financial Statements, in 2002 the Company changed its method of accounting for goodwill to conform with Financial Accounting Standards Board Statement No. 142.

ERNST & YOUNG LLP

Chicago, Illinois
January 30, 2004

ARGOSY GAMING COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$67,205	$59,720
Accounts receivable, net of allowance for doubtful accounts of $1,893 and $2,027, respectively	4,292	3,833
Income taxes receivable	1,015	7,944
Deferred income taxes	13,295	7,324
Other current assets	7,196	5,433

Total current assets	93,003	84,254

Net property and equipment	548,120	455,894
Other assets:
Deferred finance costs, net of accumulated amortization of $15,120 and $10,071, respectively	16,748	20,143
Goodwill, net of accumulated amortization of $11,334	727,470	727,470
Intangible assets, net of accumulated amortization of $11,894 and $9,535, respectively	26,092	28,451
Other	439	2,353

Total other assets	770,749	778,417

Total assets	$1,411,872	$1,318,565

Current liabilities:
Accounts payable	$26,955	$17,459
Accrued payroll and related expenses	24,125	24,279
Accrued gaming and admission taxes	44,570	36,996
Other accrued liabilities	39,986	32,299
Accrued interest	9,296	9,427
Current maturities of long-term debt	4,648	4,469

Total current liabilities	149,580	124,929

Long-term debt	865,510	886,315
Deferred income taxes	93,119	55,073
Other long-term obligations	419	6,248
Stockholders' equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,314,542 and 28,946,229 shares issued and outstanding, respectively	293	289
Capital in excess of par	92,551	88,686
Accumulated other comprehensive (loss)	(1,941)	(3,583)
Retained earnings	212,341	160,608

Total stockholders' equity	303,244	246,000

Total liabilities and stockholders' equity	$1,411,872	$1,318,565

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Years Ended December 31,
	2003	2002	2001
Revenues:
Casino	$970,982	$944,724	$783,405
Admissions	15,548	11,421	18,465
Food, beverage and other	97,932	97,905	82,060

	1,084,462	1,054,050	883,930
Less promotional allowances	(124,958)	(117,237)	(104,561)

Net revenues	959,504	936,813	779,369
Costs and expenses:
Gaming and admission taxes	335,172	289,802	214,898
Casino	131,725	139,466	111,014
Selling, general and administrative	150,439	138,105	126,987
Food, beverage and other	70,158	70,368	58,500
Other operating expenses	40,995	41,551	37,481
Depreciation and amortization	52,223	47,417	47,316
Write-down of assets	6,500	—	—

	787,212	726,709	596,196

Income from operations	172,292	210,104	183,173
Other income (expense):
Interest income	156	116	752
Interest expense	(75,752)	(81,305)	(67,569)

	(75,596)	(81,189)	(66,817)

Income before minority interests and income taxes	96,696	128,915	116,356
Minority interests	—	—	(4,086)
Income tax expense	(44,963)	(57,367)	(46,185)

Net income	$51,733	$71,548	$66,085

Basic net income per share	$1.78	$2.48	$2.31

Diluted net income per share	$1.76	$2.43	$2.25

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share data)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$51,733	$71,548	$66,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49,864	45,069	37,612
Amortization	6,514	6,359	12,471
Deferred income taxes	32,692	31,183	13,618
Compensation expense recognized on issuance of stock	177	—	—
(Gain) Loss on the disposal of equipment	(48)	482	528
Minority interests	—	—	4,086
Write-down of assets	6,500	—	—
Write-down of other assets	1,893	—	—
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable	(459)	551	(232)
Other current assets	(897)	452	(419)
Accounts payable	(3,742)	515	(3,501)
Accrued liabilities	11,740	10,695	10,162
Other	6,929	(1,241)	(1,931)

Net cash provided by operating activities	162,896	165,613	138,479

Cash flows from investing activities:
Purchases of property and equipment	(136,593)	(56,750)	(30,242)
Purchases of minority interests in partnerships	—	—	(366,710)
Purchase of Empress Casino Joliet, net of cash acquired	—	—	(451,554)
Other	587	475	230

Net cash used in investing activities	(136,006)	(56,275)	(848,276)

Cash flows from financing activities:
(Repayment) proceeds of line of credit, net	(16,100)	(103,900)	114,800
Payments on long-term debt and installment contracts	(3,632)	(3,654)	(16,234)
Increase in deferred finance costs	(1,654)	—	(20,608)
Proceeds from issuance of long-term debt	—	—	634,000
Repayment of partner loans	—	—	(266)
Partnership distributions	—	—	(5,655)
Proceeds from stock option exercises	1,981	744	1,607
Other	—	(29)	—

Net cash (used in) provided by financing activities	(19,405)	(106,839)	707,644

Net increase (decrease) in cash and cash equivalents	7,485	2,499	(2,153)
Cash and cash equivalents, beginning of year	59,720	57,221	59,374

Cash and cash equivalents, end of year	$67,205	$59,720	$57,221

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share and per share data)

	Shares	Common Stock	Capital in Excess of Par	Accumulated Other Comprehensive Income(Loss)	Retained Earnings (Deficit)	Total Stockholders Equity
Balance, December 31, 2000	28,394,423	$284	$80,693	$—	$22,975	$103,952
Exercise of stock options, including tax benefit	435,057	4	6,152	—	—	6,156
Comprehensive income:
Other comprehensive income—interest rate swaps	—	—	—	1,809	—	1,809
Net income	—	—	—	—	66,085	66,085

Comprehensive income						67,894
Balance, December 31, 2001	28,829,480	288	86,845	1,809	89,060	178,002
Exercise of stock options and other, including tax benefit	116,749	1	1,841	—	—	1,842
Comprehensive income:
Other comprehensive (loss)—interest rate swaps	—	—	—	(5,392)	—	(5,392)
Net income	—	—	—	—	71,548	71,548

Comprehensive income						66,156
Balance, December 31, 2002	28,946,229	289	88,686	(3,583)	160,608	246,000
Exercise of stock options and other, including tax benefit	368,313	4	3,688	—	—	3,692
Restricted stock compensation expense	—	—	177	—	—	177
Comprehensive income:
Other comprehensive income—interest rate swaps	—	—	—	1,642	—	1,642
Net income	—	—	—	—	51,733	51,733

Comprehensive income						53,375
Balance, December 31, 2003	29,314,542	$293	$92,551	$(1,941)	$212,341	$303,244

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

1.     Summary of Significant Accounting Policies

        Basis of Presentation — Argosy Gaming Company provides casino-style gaming and related entertainment to the public and, through our subsidiaries, operates riverboat casinos in Alton and Joliet, Illinois; Lawrenceburg, Indiana; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa. Except where otherwise noted, the words "we," "us," "our" and similar terms, as well as "Argosy" or the "Company", refer to Argosy Gaming Company and all of its subsidiaries.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements include our accounts and those of our controlled subsidiaries and partnerships. We have eliminated all significant intercompany transactions. Under certain conditions, our subsidiaries are required to obtain approval from state gaming authorities before making distributions to Argosy.

        Certain 2002 and 2001 amounts have been reclassified to conform to the 2003 presentation.

        Cash and Cash Equivalents — We consider cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        Property and Equipment — We record property and equipment at cost. We amortize leasehold improvements over the life of the respective lease. Depreciation is computed on the straight-line method over the following estimated useful lives:

Buildings and shore improvements	5 to 33 years
Riverboats, barges, docks and improvements	5 to 20 years
Furniture, fixtures and equipment	3 to 10 years

        Impairment of Long-Lived Assets — When events or circumstances indicate that the carrying amount of long-lived assets to be held and used might not be recoverable, the expected future undiscounted cash flows from the assets is estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows were less than the carrying amount of the assets, an impairment loss would be recorded. The impairment loss would be measured on a location-by-location basis by comparing the fair value of the assets with their carrying amount. Long-lived assets that are held for disposal are reported at the lower of the assets' carrying amount or fair value less costs related to the assets' disposition.

        Deferred Finance Costs — We amortize deferred finance costs over the lives of the respective loans using the effective interest method.

        Goodwill — Goodwill represents the cost of net assets acquired in excess of their fair value. In accordance with SFAS 142 "Goodwill and Other Intangible Assets", effective January 1, 2002, all goodwill is no longer regularly amortized, but is subject to impairment testing at least annually. For all goodwill and intangible assets acquired before June 30, 2001, SFAS No. 142 was implemented on January 1, 2002. Refer to Footnote No. 8 for the impact of non-amortization of goodwill. We test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first test is a screen for potential impairment, while the second step measures the amount of the impairment, if any.

        Other Intangible Assets — We amortize other intangible assets over their estimated useful lives or the lives of the respective leases or development agreements including extensions.

        Revenues and Promotional Allowances — We recognize as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. We recognize admissions, hotel and other revenue at the time the related service is performed.

        The retail value of admissions, hotel rooms, food, beverage and other items, which were provided to customers without charge, has been included in revenues, and a corresponding amount has been deducted as promotional allowances. The estimated direct cost of providing promotional allowances has been included in costs and expenses as follows:

	Years Ended December 31,
	2003	2002	2001
Admissions	$9,489	$8,298	$7,574
Hotel rooms	2,802	2,455	1,554
Food, beverage and other	37,628	37,389	32,740

        Advertising Costs — We expense advertising costs as incurred. Advertising expense was $15,122, $13,316 and $13,329 in 2003, 2002 and 2001, respectively.

        New Accounting Standards — In November 2002, the FASB issued FASI No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation requires certain guarantees to be initially recognized and recorded at fair value and also increases disclosure requirements related to guarantees. The initial recognition provisions are applicable to guarantees issued or modified after December 31, 2002. We have adopted the disclosure requirements of FASI No. 45 as of December 31, 2002 and adopted the recognition requirements effective January 1, 2003. Such adoption did not have an impact on our consolidated balance sheets, statements of income or statements of cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 provides alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation, but does not require companies to use the fair value method. It also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28 to require disclosures in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The provisions of this statement are effective for fiscal years ending after December 15, 2002 and for interim reporting periods beginning after December 15, 2002. We adopted the disclosure provisions of SFAS No. 148 in the quarter ended December 31, 2002 and such adoption did not have a material effect on our consolidated balance sheets, statements of income or statements of cash flows.

        We have a stock-based employee compensation plan and a stock-based director compensation plan, which are described more fully in Note 11. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation is a decrease in net income of $1,063, $557 and $389 and a decrease in basic earnings per share of $.04, $.02 and $.02 and a decrease in diluted earnings per share of $.04, $.01 and $.01 for the years ended December 31, 2003, 2002 and 2001, respectively.

2.     Property and Equipment

	December 31,
	2003	2002
Land	$53,367	$48,353
Buildings, leasehold and shore improvements	315,548	248,237
Riverboats, barges, docks and improvements	205,234	169,893
Furniture, fixtures and equipment	207,333	160,731
Construction in progress	4,973	37,166

	786,455	664,380
Less accumulated depreciation and amortization	(238,335)	(208,486)

Net property and equipment	$548,120	$455,894

        In June 2003, we recorded a $6,500 pretax charge to write-down assets originally planned for expansion at our Joliet facility. Joliet's riverboats (replaced with a barge-based two level facility in May 2003) with a net book value of $846 are held for sale at December 31, 2003 and are included in other current assets.

3.     Intangible Assets

	As of December 31, 2003			As of December 31, 2002
	Gross Carrying Amount	Weighted Accumulated Amortization	Gross Average Useful Life	Carrying Amount	Weighted Accumulated Amortization	Average Useful Life
Deferred licensing fees	$30,933	$(7,779)	28.0	$30,933	$(6,674)	28.0
Intangibles—trade name	4,300	(2,078)	5.0	4,300	(1,218)	5.0
Other intangibles	2,753	(2,037)	7.9	2,753	(1,643)	7.9

Totals	$37,986	$(11,894)		$37,986	$(9,535)

        We recorded amortization expense of $2,359, $2,348 and $1,853 for the years ended December 31, 2003, 2002 and 2001, respectively. Future amortization expense of our existing intangible assets for the years ended December 31 is as follows:

2004	$2,311
2005	2,188
2006	1,738
2007	1,108
2008	1,108
Thereafter	17,639

Total	$26,092

4.     Other Accrued Liabilities

	December 31,
	2003	2002
Slot club liability	$5,553	$5,503
Accrued liability insurance	12,114	11,378
Interest rate swaps	3,236	—
Other	19,083	15,418

	$39,986	$32,299

5.     Long-Term Debt

	December 31,
	2003	2002
Senior secured line of credit, expires July 31, 2006, interest payable at least quarterly at either LIBOR or prime plus a margin (from 3.0% to 5.375% at December 31, 2003)	$42,200	$58,300
Term loan, matures July 31, 2008, principal and interest payments due quarterly at either LIBOR and/or prime plus a margin (3.39% at December 31, 2003)	268,125	270,875
Subordinated notes, including unamortized premium of $6,623 at December 31, 2003, due June 1, 2009, interest payable semi-annually at 10.75%	356,623	357,517
Subordinated notes, due September 2011, interest payable semi-annually at 9.0%	200,000	200,000
Notes payable, principal and interest payments due quarterly through September 2015, discounted at 10.5%	3,210	4,092

	870,158	890,784
Less: current maturities	4,648	4,469

Long-term debt, less current maturities	$865,510	$886,315

        We have borrowings outstanding under two separate Subordinated Notes issues totaling $556,623 ("Subordinated Notes"). Additionally, we have entered into an amended and restated Senior Secured Line of Credit of $400,000 and a term loan of $275,000 (together our "Credit Facility"). During 2003, we entered into the first and second amendments to our second amended and restated credit agreement dated July 31, 2001. These amendments modified certain capital expenditure limitations and financial ratios while maintaining our available line of credit and our term loan. The Credit Facility is secured by liens on substantially all of our assets and our subsidiaries are co-borrowers. Our wholly owned operating subsidiaries guarantee the Subordinated Notes. The Subordinated Notes rank junior to all of our senior indebtedness, including borrowings under the Credit Facility.

        In January 2004, we initiated a plan to refinance a portion of our existing indebtedness. We intend to issue an aggregate of $350 million principal amount of new subordinated indebtedness. In connection with this offering, we are in the process of seeking an amendment to our senior credit facility to amend the covenant relating to the minimum required level of subordinated indebtedness, reducing it from $550 million to $350 million. The net proceeds of this offering, together with funds from our senior credit facility, will be used to fund the repurchase of all of our 10 3/4% Senior Subordinated Notes due 2009 that are tendered and accepted for payment.

        The Subordinated Notes and the Credit Facility contain certain restrictions on the payment of dividends on our common stock and the incurrence of additional indebtedness, as well as other customary debt covenants. In addition, the Credit Facility requires us to maintain certain financial ratios as follows: (1) Total Funded Debt to EBITDA Ratio of a maximum of 4.25 to 1.0; (2) Senior Leverage Ratio of a maximum of 2.50 to 1.0; and (3) Fixed Charge Ratio of a minimum of 1.25 to 1.0. As of and for the year ended December 31, 2003, we were in compliance with these ratios. The Credit Facility is subject to scheduled reductions of 2.5% to 5.0% of the total original borrowing availability per quarter, beginning June 30, 2003. We have $8,816 and $7,536 in letters of credit outstanding at December 31, 2003 and 2002, respectively. We have no off balance sheet debt.

        Interest expense for the years ended December 31, 2003, 2002 and 2001, was $75,752 (net of $3,214 capitalized), $81,305 (net of $1,065 capitalized) and $67,569 (net of $291 capitalized), respectively.

        Long-term debt matures as follows:

Years Ended December 31,
2004	$4,648
2005	4,414
2006	46,332
2007	132,146
2008	130,924
Thereafter	551,694

Total	$870,158

6.     Derivative Financial Instruments

        SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (adopted in 2001), requires all derivative financial instruments, such as interest rate swaps, to be recognized as either assets or liabilities in the balance sheet and measured at fair value. As we had no outstanding derivative financial instruments at January 1, 2001, adoption of SFAS 133 had no impact on our financial statements.

        We use interest rate swap agreements from separate financial institutions to manage our interest rate risk associated with our Term Loan as required under the Credit Facility. We have entered into three interest rate swaps that have fixed the interest rate as of October 31, 2001, for a combined original notional amount of $200,000 of our variable rate Term Loan under our Credit Facility. The three separate swap agreements carry original notional amounts of $100,000, $50,000 and $50,000. For each swap agreement, we agree to receive a floating rate of interest on the notional amount based upon a three month LIBOR rate (plus a 2.75% spread) in exchange for fixed rates ranging from 6.19% to 6.27%. All three swap agreements mature on September 30, 2004. Two of the three swap agreements have reductions in the notional amounts proportionally with the quarterly payments on the Term Loan beginning December 31, 2001. The total notional amounts are $197,750 at December 31, 2003.

        Our present interest rate swap agreements are cash flow hedges as we agree to pay fixed rates of interest, which are hedging against changes in the amount of future cash flows associated with variable interest obligations. Accordingly, the fair value of our swap agreements is reported on the balance sheet in other current liabilities ($3,236 pretax at December 31, 2003) and the related change in fair value of these agreements is included in stockholders' equity as a component of accumulated other comprehensive income ($1,942, net of taxes of $1,294 at December 31, 2003). These deferred amounts are then recognized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recorded in income. If any of these agreements are determined to have hedge ineffectiveness, the gains or losses associated with the ineffective portion of these agreements are immediately recognized in income. For the years ended December 31, 2003 and 2002, the gains (losses) on the ineffective portion of our swap agreements were not material to the consolidated financial statements.

7.     Income Taxes

        Income tax (expense) for the years ended December 31, 2003, 2002 and 2001, consists of the following:

	2003	2002	2001
Current:
Federal	$(9,076)	$(24,819)	$(26,154)
State	(3,812)	(6,109)	(4,634)

	(12,888)	(30,928)	(30,788)

Deferred:
Federal	(27,062)	(23,586)	(13,719)
State	(5,013)	(2,853)	(1,678)

	(32,075)	(26,439)	(15,397)

Income tax expense	$(44,963)	$(57,367)	$(46,185)

        Income tax expense for the years ended December 31, 2003, 2002 and 2001, differs from that computed at the federal statutory corporate tax rate as follows:

	2003	2002	2001
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	10.6	7.3	5.2
Goodwill amortization	—	—	0.2
Minority interest in partnership income	—	—	(1.2)
Other, net	0.9	2.2	0.5

	46.5%	44.5%	39.7%

        The tax effects of significant temporary differences representing deferred tax assets and (liabilities) at December 31, 2003 and 2002 are as follows:

	2003	2002
Depreciation	$(27,980)	$(18,340)
Preopening	834	1,077
Accrued insurance	4,815	2,984
Benefit of net operating loss carryforward	805	1,302
Goodwill amortization	(50,870)	(30,752)
Interest rate swaps	1,294	2,388
Other state taxes	(15,642)	(9,772)
Other, net	6,920	3,922

	(79,824)	(47,191)
Valuation allowance	—	(558)

Net deferred tax liability	$(79,824)	$(47,749)

        We have received proposed assessments from the Indiana Department of Revenue ("IDR") in connection with the examination of our Indiana income tax returns for the years 1997 through 2001. Those assessments are based on the IDR's position that state gaming taxes which are based on gaming revenues are not deductible for Indiana income tax purposes. We have filed a formal protest of the proposed assessment with the IDR. At December 31, 2003, we have accrued other state taxes of $15,642, net of federal tax benefit, for the proposed IDR assessments including amounts for additional pending assessments for the years 2002 through 2003.

        The valuation allowance relates to state deferred tax assets established under SFAS 109 for Louisiana net operating loss carryforwards of approximately $10,064 and $16,300 at December 31, 2003 and 2002, respectively. These loss carryforwards, which will expire from 2012 through 2019, will be carried forward to future years for possible utilization.

8.     Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
	2003	2002	2001
	(in thousands, except share and per share data)
Numerator:
Numerator for basic and diluted earnings per share—Net Income	$51,733	$71,548	$66,085

Denominator:
Denominator for basic earnings per share—weighted average shares outstanding	29,148,106	28,880,849	28,646,827
Effect of dilutive securities (computed using the treasury stock method):
Employee and directors stock options	192,601	478,739	590,175
Warrants	27,901	79,014	77,864
Restricted stock	12,302	—	—

Dilutive potential common shares	232,804	557,753	668,039

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	29,380,910	29,438,602	29,314,866

Basic earnings per share	$1.78	$2.48	$2.31

Diluted earnings per share	$1.76	$2.43	$2.25

        At December 31, 2003, employee stock options to purchase 63,844 shares of common stock priced at a range of $21.75 to $35.18 per share and director stock options to purchase 20,500 shares of common stock priced at a range of $22.30 to $39.99 per share, were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive. The remaining outstanding warrants were converted into shares of common stock during the second quarter 2003. At December 31, 2002, employee stock options to purchase 65,655 shares of common stock priced at $35.18 per share and director stock options to purchase 3,000 shares of common stock priced at $39.99 per share, were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

        The effect of non-amortization of goodwill had SFAS 142 been effective at the beginning of each year is as follows:

	For the years ended December 31,
	2003	2002	2001
	(in thousands, except share data)
Reported net income	$51,733	$71,548	$66,085
Add back: goodwill amortization (net of tax of $—, $— and $3,179)	—	—	4,575

Adjusted net income	$51,733	$71,548	$70,660

Basic net income per share:
Reported net income	$1.78	$2.48	$2.31
Goodwill amortization	—	—	0.16

Adjusted basic net income per share	$1.78	$2.48	$2.47

Diluted net income per share:
Reported net income	$1.76	$2.43	$2.25
Goodwill amortization	—	—	0.16

Adjusted diluted net income per share	$1.76	$2.43	$2.41

9.     Supplemental Cash Flow Information

        We paid $74,050, $79,741 and $54,477 for interest, and $5,342, $27,500 and $34,583 for income taxes in 2003, 2002 and 2001, respectively. In 2003, we purchased $149,831 in property and equipment, including $16,134 of purchases accrued at December 31, 2003. This $16,134 has been netted against our purchases of property and equipment and accounts payable in our statement of cash flows for 2003. In 2002, we purchased $59,646 in property and equipment, including $2,896 of purchases accrued at December 31, 2002. This $2,896 has been netted against our purchases of property and equipment and accounts payable in our statement of cash flows for 2002. We issued 368,313, 116,749 and 435,057 shares of additional common stock resulting from the exercise of stock options and the conversion of warrants during 2003, 2002 and 2001, respectively. During 2003 and 2002, we recorded a tax benefit of $1,711 and $1,055, respectively, from the exercise of common stock options.

10.   Leases

        Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 2003, are as follows:

Years Ended December 31,
2004	$1,441
2005	459
2006	363
2007	291
2008	256
Thereafter	15,894

Total	$18,704

        Rent expense for the years ended December 31, 2003, 2002 and 2001, was $10,491, $11,891 and $10,014, respectively.

11.   Stock Option Plans

        We adopted the Argosy Gaming Company Stock Option Plan, as amended, ("Stock Option Plan"), which provides for the grant of non-qualified stock options for up to 3,500,000 shares of common stock to our key employees. These options expire 10 years after their respective grant dates and become exercisable over specified vesting periods. The weighted-average fair value of options granted was $8.38, $12.27 and $11.61 during 2003, 2002 and 2001, respectively.

        We also have adopted the Argosy Gaming Company 1993 Directors Stock Option Plan ("Directors Option Plan"), which provides for a total of 100,000 shares of common stock to be authorized and reserved for issuance. The Directors Option Plan provides for the grant of non-qualified stock options at fair market value to our non-employee directors. These options expire five years after their respective grant dates and become exercisable over a specified vesting period. The weighted-average contractual life of outstanding options at December 31, 2003, is approximately 2.79 years and the weighted-average exercise price of options outstanding is $30.54. The weighted-average fair value of options granted during 2002 was $16.68.

        A summary of Stock Option activity is as follows:

	Stock Option Plan		Directors Option Plan
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding, December 31, 2000	1,073,610	5.91	—	—
Granted	5,089	22.62	9,000	22.30
Exercised	(435,057)	3.69	—	—
Forfeited	(33,057)	7.04	—	—

Outstanding, December 31, 2001	610,585	7.57	9,000	22.30
Granted	314,492	23.97	12,000	36.39
Exercised	(116,249)	6.31	(500)	22.30
Forfeited	(7,812)	26.44	—	—

Outstanding, December 31, 2002	801,016	14.01	20,500	30.54
Granted	306,722	19.51	—	—
Exercised	(276,873)	5.87	—	—
Forfeited	(47,406)	21.92	—	—

Outstanding, December 31, 2003	783,459	18.56	20,500	30.54

        The following table summarizes information about options outstanding under the Stock Option Plan at December 31, 2003:

Range of Exercise Prices	Outstanding as of December 31, 2003	Weighted-Average Remaining Contractual Life	Outstanding Weighted-Average Exercise Price	Exercisable as of December 31, 2003	Exercisable Weighted-Average Exercise Price
$3.13—$4.25	94,813	3.90	$3.27	94,813	$3.27
$7.06—$7.50	26,001	5.38	7.25	26,001	7.25
$16.35—$25.72	603,890	8.70	19.83	143,842	19.14
$35.18	58,755	8.21	35.18	21,809	35.18

	783,459	7.97	18.56	286,465	14.03

        We follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for employee stock options. Under APB 25, we do not recognize compensation expense when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

        We have adopted the disclosure only provisions of SFAS 123 "Accounting for Stock Based Compensation." Accordingly, no compensation expense has been recognized for either stock plan. The following table discloses our pro forma net income and diluted net income per share had the valuation methods under SFAS 123 been used for our stock option grants. The table also discloses the weighted-average assumptions used in estimating the fair value of each option grant on the date of grant using the Black-Scholes option pricing model.

	Years Ended December 31,
	2003	2002	2001
	(in thousands, except share data)
Net income
As reported	$51,733	$71,548	$66,085
Pro forma stock-based compensation cost, net of tax benefit	(1,063)	(557)	(389)

Pro forma	$50,670	$70,991	$65,696

Diluted net income per share
As reported	$1.76	$2.43	$2.25
Pro forma stock-based compensation cost, net of tax benefit	(0.04)	(0.01)	(0.01)

Pro forma	$1.72	$2.42	$2.24

Weighted-average assumptions
Dividend yield	0%	0%	0%
Expected stock price volatility	44.3%-50.9%	49.3%-50.9%	51.3%
Risk-free interest rate	2.73%-3.25%	2.73%-3.25%	4.75%
Expected option lives (years)	5—7	5—7	5

        These pro forma amounts to reflect SFAS 123 option expense may not be representative of future disclosures because the estimated fair value of the options is amortized to expense over the vesting period and additional options may be granted in the future.

12.   Employee Benefit Plan

        We established a 401(k) defined-contribution plan, which covers substantially all of our full-time employees. Participants can contribute a portion of their eligible salaries (as defined) subject to maximum limits, as determined by provisions of the Internal Revenue Code. We match a portion of participants' contributions in an amount determined annually by us. Expense recognized under the plan was approximately $2,366, $2,477 and $1,935 in 2003, 2002 and 2001, respectively.

13.   Acquisitions

        Our 2003 and 2002 financial statements fully consolidate acquisitions completed in 2001. In the first quarter 2001, we purchased the 42.5% limited partnership interests in the Argosy Casino and Hotel in Lawrenceburg, Indiana (the "Lawrenceburg Casino") for an aggregate price of $365,000 including all preferred equity interests and outstanding partner loans. As a result of these acquisitions, we own 100% of the Lawrenceburg Casino.

        The purchase prices for the minority interests were determined based upon estimates of future cash flows and evaluations of the net worth of the assets acquired. The purchases were accounted for under the purchase method. Our purchase price allocation resulted in approximately $298,000 in goodwill, which was being amortized over a 40-year life. In accordance with SFAS 142, amortization of the remaining book value of goodwill ceased as of January 1, 2002, and is tested for impairment at least annually. The purchases were funded with approximately $155,000 of net proceeds from the issuance of Subordinated Notes and borrowings of approximately $210,000 under our Credit Facility.

        On July 31, 2001, we diversified our operations and cash flows by completing the acquisition of 100% of the Empress Casino Joliet Corporation (with casino operations located in Joliet, Illinois) for approximately $463,764. The purchase price was determined based upon estimates of future cash flows and the net worth of the assets acquired. We funded this acquisition through the issuance of Subordinated Notes and borrowings under the Credit Facility. The results of operations for the Empress Casino Joliet for the five months ended December 31, 2001, since the acquisition, are included in our consolidated statements of income.

14.   Fair Value of Financial Instruments

        The estimated fair values of our financial instruments at December 31, 2003, are as follows:

	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$67,205	$67,205
Liabilities:
Senior Secured Line of Credit	42,200	42,200
Term Loan	268,125	269,466
Subordinated Notes (9%)	200,000	221,250
Subordinated Notes (10 3/4%)	356,623	376,688
Other long-term debt	3,210	3,210

        The fair value of the Subordinated Notes and Term Loan is based on quoted market prices. We estimate the fair value of the remainder of our long-term debt approximates carrying value.

15.   Quarterly Financial Information (unaudited)

	First	Second(1)(2)	Third	Fourth
2003:
Net revenues	$236,332	$248,345	$242,938	$231,889
Income from operations(2)	45,553	32,691	49,853	44,195
Other expense, net	18,896	18,954	19,034	18,712
Net income	14,661	6,949	16,489	13,634
Basic net income per share	0.51	0.24	0.56	0.47
Diluted net income per share	0.50	0.24	0.56	0.46
	First	Second(1)	Third	Fourth
2002:
Net revenues	$241,711	$233,365	$236,500	$225,237
Income from operations	63,019	43,030	54,622	49,433
Other expense, net	20,796	20,449	20,157	19,787
Net income	24,700	11,266	19,128	16,454
Basic net income per share	0.86	0.39	0.66	0.57
Diluted net income per share	0.84	0.38	0.65	0.56

(1)
During the second quarter 2002, Illinois and Indiana enacted state legislation increasing gaming and admission tax rates. During the second quarter 2003, Illinois enacted additional legislation increasing gaming and admission tax rates.

(2)
We recorded a $6.5 million write down of assets at our Joliet facility related to assets previously held for future development. Additionally, we recorded a $5.9 million charge at our Indiana facility legislation enacted regarding the calculation of the 2002 Indiana gaming tax rate increase.

16.   Commitments and Contingent Liabilities

        We are subject, from time to time, to various legal and regulatory proceedings in the ordinary course of business. We believe current proceedings will not have a material effect on our financial condition or the results of our operations.

QuickLinks

  Exhibit 99.2
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
ARGOSY GAMING COMPANY CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
ARGOSY GAMING COMPANY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share data)
ARGOSY GAMING COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, except share and per share data)